Exhibit 23.2

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
March 28, 2019

Roan Resources, Inc.
14701 Hertz Quail Springs Pkwy.
Oklahoma City, Oklahoma 73134

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to the reference to our report of third party dated February 5, 2019, relating to our independent evaluation of the estimated proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2018, attributable to Roan Resources, Inc. in the Annual Report of Roan Resources, Inc. on Form 10-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of the aforementioned report of third party in the Registration Statement of Roan Resources, Inc. on Form S‑8 (File No. 333-227863).

Very truly yours,

/s/ DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716